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                                                                     EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SERVICE EXPERTS, INC.


                 Service Experts, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

                 (a) The name of the Corporation is Service Experts, Inc. The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on March 27, 1996.

                 (b) This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the Delaware General Corporation Law.

                 (c) The written consent of the stockholders of the Corporation and written notice of the taking of the corporate action have been given in accordance with the provisions of
                 Section 228 of the Delaware General Corporation Law.

                 (d) The text of the Restated Certificate of Incorporation of the Corporation is hereby restated and amended to read in its entirety as follows:


                                   ARTICLE I

                                      NAME

                 The name of the corporation is SERVICE EXPERTS, INC. (the "Corporation").


                                   ARTICLE II

                          REGISTERED OFFICE AND AGENT

                 The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805. The name of the registered agent of the Corporation in the State of Delaware at the registered office is Corporation Service Company.
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                                  ARTICLE III

                                    PURPOSES

                 The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any and all lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now or hereinafter in force. The Corporation shall possess and exercise all of the powers and privileges granted by the General Corporation Law of the State of Delaware, by any other law or by this Certificate, together with all such powers and privileges incidental thereto as may be necessary or convenient to the conduct, promotion or attainment of the purposes of the Corporation.


                                   ARTICLE IV

                                 CAPITALIZATION

                 The Corporation shall have authority, acting by its Board of Directors, to issue not more than forty million (40,000,000) shares of capital stock divided into classes as follows:

                 (a) Thirty million (30,000,000) shares of common stock, $.01 par value per share (the "Common Stock"), such shares entitled to one (1) vote per share on any matter on which stockholders of the Corporation are entitled to vote and such shares being entitled to participation in dividends and to receive the remaining net assets of the Corporation upon dissolution, subject to the rights of any holders of any shares of Preferred Stock having a liquidation preference over the Common Stock.

                 (b) Ten million (10,000,000) shares of preferred stock, $.01 par value per share (the "Preferred Stock"), which may be issued from time to time in one or more series and entitled to such preferences to the Common Stock as to dividends and distribution of assets of the Corporation on dissolution and shall have such distinctive designations as determined by the Board of Directors, with full power and authority to fix the number of shares constituting such series and to fix the relative rights and preferences of the shares of the series so established to the full extent allowable by law, with respect to dividends, redemptions, payment on liquidation, sinking fund provisions, conversion privileges and voting rights. All shares of the Preferred Stock shall be of equal rank and shall be identical, except in respect to the particulars that may be fixed by the Board of Directors as hereinabove provided and which may vary among the series. Different series of the Preferred Stock shall not be construed to constitute different classes of stock for the purpose of voting by classes, except when such voting by classes is expressly required by law.

                 (c) The number of authorized shares of any class may be increased or decreased (but not below the number of such shares then outstanding) by the affirmative vote of the holders of a majority of all classes of stock of the Corporation entitled to vote.





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                                   ARTICLE V

                               BOARD OF DIRECTORS

                 (a) The initial members of the Board of Directors of the Corporation, who shall serve until the first annual meeting of the stockholders of the Corporation and until their successors are elected and qualified, shall consist of the following two individuals:

                 Name                   Address
                 ----                   -------
                 Alan R. Sielbeck       1134 Murfreesboro Road
                                        Nashville, Tennessee  37217

                 James D. Abrams        16141 North Outer Forty Drive
                                        Suite 310
                                        Chesterfield, Missouri  63017

                 (b) The Board of Directors of the Corporation shall consist of not less than two (2) nor more than eleven (11) directors, the exact number to be fixed and determined from time to time by resolution of a majority of the Board of Directors. At such time as the Corporation shall have three
(3) or more directors, the directors shall be divided into three (3) classes, designated Class I, Class II and Class III, of as nearly equal size as possible, as designated by the Board of Directors. The initial Class I directors shall be elected for a term expiring at the 1997 annual meeting of stockholders, the initial Class II directors shall be elected for a term expiring at the 1998 annual meeting of stockholders, and the initial Class III directors shall be elected for a term expiring at the 1999 annual meeting of stockholders. At each succeeding annual meeting, successors to the class of directors whose term expires at the annual meeting shall be elected for a term of three years and shall serve until their successors are elected and qualified. If the number of directors is changed, any increase or decrease will be apportioned by action of the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, with any additional director of any class elected to fill a vacancy resulting from an increase in such class holding office for a term that coincides with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.


                                   ARTICLE VI

                 LIMITATION ON PERSONAL LIABILITY OF DIRECTORS

                 A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the General Corporation Law of the





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State of Delaware (or the corresponding provision of any successor act or law);
and (d) for any transaction from which the director derived an improper personal benefit. If the law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of directors to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by law of the State of Delaware as so amended from time to time. Any repeal or modification of the provisions of this Article VI, either directly or by the adoption of an inconsistent provision of this Certificate, shall be prospective only and shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification.


                                  ARTICLE VII

                                INDEMNIFICATION

                 (a) The Corporation shall indemnify, and upon request shall advance expenses (including attorneys' fees) to, in the manner and to the fullest extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan (an "indemnitee"). The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability which may be asserted against such person. To the fullest extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the fullest extent permitted by law, both as to action in his official capacity and as to action in another capacity while holding such office.

                 (b) Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to secure a judgment in its favor against such indemnitee with respect to any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable to the Corporation, unless and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.





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                 (c)      The rights to indemnification and advancement of
expenses set forth in this Article VII are intended to be greater than those which are otherwise provided for in the General Corporation Law of the State of Delaware, are contractual between the Corporation and the person being indemnified, his heirs, executors and administrators, and, with respect to this
Article VII are mandatory, notwithstanding a person's failure to meet the standard of conduct required for permissive indemnification under the General Corporation Law of the State of Delaware, as amended from time to time. The rights to indemnification and advancement of expenses set forth in this Article VII are nonexclusive of other similar rights which may be granted by law, this Certificate, the Bylaws, a resolution of the Board of Directors or stockholders or an agreement with the Corporation, which means of indemnification and advancement of expenses are hereby specifically authorized.

                 (d)      Any repeal or modification of the provisions of this
Article VII, either directly or by the adoption of an inconsistent provision of this Certificate, shall be prospective only and shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification. In addition, if an amendment to the General Corporation Law of the State of Delaware limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this Article VII which occur subsequent to the effective date of such amendment.


                                  ARTICLE VIII

                              REMOVAL OF DIRECTORS

                 Any director of the Corporation may be removed only for cause by the vote of holders of a majority of the voting power of the Corporation. Cause shall mean the director's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Corporation.


                                   ARTICLE IX

                             ACTION BY STOCKHOLDERS

                 Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called meeting of stockholders of the Corporation and may not be effected by consent in writing by such stockholders.





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                                   ARTICLE X

                                   AMENDMENTS

                 (a) Notwithstanding any of the provisions of this Certificate or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate or the Bylaws of the Corporation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the Corporation shall be required to repeal, or amend or adopt any provision inconsistent with, Articles V, VI, VII, VIII, IX or X.

                 (b) The Board of Directors reserves the right from time to time to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereinafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                 IN WITNESS WHEREOF, said Service Experts, Inc. has caused this Restated Certificate of Incorporation to be signed by Alan R. Sielbeck, its President, and attested by R. Edward Hutton, Jr., its Secretary, as of the 1st day of May, 1996.


                                    SERVICE EXPERTS, INC.

                                    By:
                                       -------------------------------------
                                            Alan R. Sielbeck, President
ATTEST:

- --------------------------------
R. Edward Hutton, Jr., Secretary





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